Exhibit 99.1

FOR IMMEDIATE RELEASE

Limbach Holdings Reports Second Quarter 2016 Results

Q2 2016 Revenues up 23%; Backlog Surges as Order Activity Remains Strong

PITTSBURGH, PA. – August 15, 2016 -- Limbach Holdings, Inc. (OTCQB: LMBH, LMBHW) (“Limbach” or the “Company”) is pleased to report financial results for its wholly owned subsidiary, Limbach Holdings LLC for the second quarter of 2016, prior to the closing of its business combination with the Company. Revenues of $96.6 million were up 23.1% compared with the second quarter of 2015 while net income increased by $1.5 million to $2.0 million, compared to $0.5 million for the prior year period.

Other key financial highlights of the quarter included:

•	Revenues were split 80%/20% between Construction and Service work.
•	Gross margin was 13.6%, compared with 13.1% for the second quarter of 2015.
•	Second quarter 2016 Net Income was $2.0 million, compared with $0.5 million in the prior year quarter.
•	Adjusted EBITDA* increased 72.5% to $3.9 million versus $2.3 million for the prior year period
•	Construction backlog rose 36.1% to $402.2 million at June 30, 2016 from $295.4 million as of a year ago
•	Service backlog at June 30, 2016 was $45.2 million, which was up 85.2% from $24.4 million a year ago.

Management Commentary

Charlie Bacon, CEO of Limbach commented, “We are extremely excited to be reporting these quarterly results for Limbach Holdings LLC. These results provide a strong foundation for our new chapter as a public company. I would like to thank all those who contributed their tremendous time and energy in helping us get here.”

Mr. Bacon continued, “Our second quarter was a resounding success on multiple fronts. We reported solid top line growth along with increasing margins that allowed us to deliver net income growth of nearly 300%. Of equal importance, we continue to win business, ending the quarter with total backlog of $447.4 million, which is up 40% compared with the second quarter of 2015. Both our revenues and backlog remained well-diversified in terms of customer and region, providing continued market validation of the Limbach brand.”

Revenues

Second quarter 2016 revenues of $96.6 million were up 23.1% versus $78.5 million for the prior year period. Growth was evenly split between Construction and Service work, which grew 22.6% and 25.1%, respectively. As a percentage of revenues, Construction represented 80% while Service provided the remaining 20%. On a geographic basis, Southern California, Michigan and Florida were the Company’s highest growth areas while the Mid-Atlantic and Western Pennsylvania saw revenues slip compared with the second quarter of 2015.

Gross Margin

Gross margin for the second quarter of 2016 improved to 13.6% from 13.1% for the prior year period. The increase was driven by overall higher revenues along with improved project execution. On a dollar basis, gross profit in the second quarter was $13.2 million, compared with $10.2 million for the prior year period.

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August 15, 2016

Operating Income

Operating income rose 125% to $2.9 million from $1.3 million for the prior year period. The improvement in operating income was due to the combination of revenue growth, gross profit improvement, and reduced selling, general and administrative expenses as a percentage of revenues. Second quarter 2016 selling, general and administrative expense improved to 10.6% of total revenue, compared 11.4% of total revenue in the second quarter of 2015. On a dollar basis, second quarter 2016 SG&A expense was $10.3 million, versus $8.9 million in the same quarter last year.

Backlog

Aggregate backlog at the end of the second quarter 2016 was $447.4 million, an increase of 40% compared with $319.8 million at the same time a year ago. Within the aggregate backlog figures, construction backlog at June 30, 2016 was $402.2 million, an increase of 36.1% from $295.4 million a year ago and also up significantly from $377.3 million at March 31, 2016. The Company expects 46% of backlog to be converted to revenues within the current fiscal year. In addition, service backlog at June 30, 2016 was $45.2 million compared to $24.4 as of June 30, 2015, an increase of 85.2%. Geographically, the current backlog is well-dispersed, with Mid-Atlantic, Michigan, and Southern California representing the top areas where Limbach has work scheduled. Of note, current backlog excludes promised projects totaling approximately $100 million that are awaiting final documentation and are expected to be booked over the coming quarters.

Balance Sheet

At June 30, 2016, the Company had current assets of $119.3 million and current liabilities of $93.7 million, representing a current ratio of 1.27x. Long term debt, net of the current portion was $27.3 million at June 30, 2016.

Cash on the balance sheet following the business combination was at $3.3 million.

Additional Information

The Company reiterates its intent to pursue an uplisting as soon as is practicable and expects to pursue this in the coming year.

Guidance

In order to set appropriate expectations for analysts and investors, the Company has previously issued current year revenue and Adjusted EBITDA guidance. For FY 2016, the Company reiterates its previously issued guidance of revenues of at least $407 million and Adjusted EBITDA* of at least $17 million.

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August 15, 2016

Conference Call Details

Date: Tuesday, August 16, 2016

Time: 11:00 a.m. Eastern Time

Participant Dial-In Numbers:

Domestic callers: (866) 604-1698

International callers: (201) 389-0844

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of LMBH’s website at www.limbachinc.com or by clicking on the conference call link: http://lmbh.equisolvewebcast.com/q2-2016. An audio replay of the call will be archived on the Company’s website for 365 days.

Limbach Holdings, Inc.	Page 4
August 15, 2016

LIMBACH HOLDINGS LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

($ in Thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

	(Unaudited)		(Unaudited)

Revenue, net	$96,648	$78,510	$194,467	$156,671

Cost of Services	83,462	68,273	169,140	135,940

Gross Profit	13,186	10,237	25,327	20,731

Selling, General and Administrative Expenses	10,277	8,946	20,118	18,247

Operating Income	2,909	1,291	5,209	2,484

Other Income (Expenses)
Gain (loss) on sale of property and equipment	(7)	8	(3)	10
Interest expense	(884)	(784)	(1,719)	(1,532)
Total Other Income (Expense)	(891)	(776)	(1,722)	(1,522)

Net Income	$2,018	$515	$3,487	$962

Limbach Holdings, Inc.	Page 5
August 15, 2016

LIMBACH HOLDINGS LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in Thousands)

	June 30,	December 31
	2016	2015
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,687	$6,107
Restricted cash	63	63
Accounts receivable, net of allowance for doubtful accounts	92,122	85,357
Costs and estimated earnings in excess of billings on uncompleted contracts	23,184	20,745
Advances to and equity in joint ventures, net	6	6
Other current assets	2,286	1,793
Total Current Assets	119,348	114,071

Property and equipment, net	14,315	13,221
Other assets	74	37
Total Assets	$133,737	$127,329

Liabilities and members’ equity
Current liabilities:
Cash portion of long-term debt	$4,821	$2,698
Accounts payable including retainage	39,563	42,569
Billings in excess of costs and estimated earnings on uncompleted contracts	36,086	26,272
Accrued expenses and other current liabilities	13,271	15,660
Total current liabilities	93,741	87,199

Non-current liabilities:
Long-term debt, net of current portion	27,253	30,957
Other long-term liabilities	1,209	964
Total noncurrent liabilities	28,462	31,921
Total liabilities	122,203	119,120

Members’ equity	11,534	8,209
Total liabilities and members’ equity	$133,737	$127,329

Limbach Holdings, Inc.	Page 6
August 15, 2016

LIMBACH HOLDINGS LCC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in Thousands)

	Six Months Ended June 30,
	2016	2015
	(Unaudited)

Operating Activities
Net income	$3,487	$962
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	1,431	1,242
Amortization	2	16
Allowance for doubtful accounts	48	1
Paid-in-kind interest on subordinated debt	1,234	1,295
(Gain) loss on sale of property and equipment	3	(10)
	6,205	3,506
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(6,813)	4,201
Increase in costs and estimated earnings in excess of billings on uncompleted contracts	(2,439)	(7,635)
Increase in other current assets	(493)	(301)
Increase in other assets	(39)	(30)
Decrease in accounts payable	(3,006)	(7,247)
Increase (decrease) in billings in excess of costs and estimated earnings on uncompleted contracts	9,814	(2,568)
Increase (decrease) in accrued expenses and other current liabilities	(2,389)	4,063
Increase (decrease) in other long-term liabilities	245	(136)
Total cash provided by operating activities	1,085	(6,147)

Investing Activities
Proceeds from sale of property and equipment	7	24
Increase in advances to joint ventures	-	(1)
Purchases of property and equipment	(1,662)	(379)
Net cash used in investing activities	(1,655)	(356)

Financing Activities
Proceeds from revolving credit facility	55,611	22,048
Payments on revolving credit facility	(57,611)	(21,359)
Payments on other term loan	(1,038)	(1,037)
Payments on capital leases	(650)	(525)
Payments of distributions	(162)	(122)
Net cash used in financing activities	(3,850)	(995)

Increase (decrease) in cash and cash equivalents	(4,420)	(7,498)
Cash and cash equivalents, beginning of period	6,107	8,612
Cash and cash equivalents, end of period	$1,687	$1,114

Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Financing property and equipment with capital leases	$873	$538
Interest paid	$512	$251

Limbach Holdings, Inc.	Page 7
August 15, 2016

* Use of Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income attributable to stockholders, plus depreciation and amortization expense, interest expense, taxes, and non-recurring expenses such as management fees and management consulting fees. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period exclusive of expenses that will not reoccur. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes.

With respect to projected full year 2016 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to taxes and the final accounting of the recent business combination, which are excluded from Adjusted EBITDA. We expect the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net income attributable to Limbach Holdings LLC	$2,018	$515	$3,487	$962
Adjustments:
Depreciation and amortization	738	635	1,433	1,258
Interest expense	884	784	1,719	1,532
Taxes and other	-	-	-	-
Management Fees and Expense Reimbursement (1)	308	320	622	678
Sperduto Consulting (2)	-	35	-	-
Adjusted EBITDA attributable to Limbach	3,948	2,289	7,261	4,430

(1) Limbach Holdings LLC paid management fees to its majority shareholder and a minority shareholder group. Total management fees were $320,000 in the second quarter of 2015 and $308,000 in the second quarter of 2016. Total management fees were $678,000 for the six months ended June 30, 2015 and $622,000 for the six months ended June 30, 2016. The management agreement terminated upon closing of the business combination.

(2) Sperduto is a management consulting firm that was employed by Limbach Holdings LLC to undertake a onetime assessment of all existing senior management staff. Limbach Holdings LLC incurred $224,000 of expenses related to the onetime assessment of existing senior management staff, including $35,000 in the second quarter of 2015. The Company continues to employ Sperduto for new hire assessment and other projects and expenses are recognized in the current year and are not considered an Adjusted EBITDA adjustment.

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About Limbach

Founded in 1901, Limbach is the 12th largest mechanical systems solutions firm in the United States as determined by Engineering News Record. Limbach provides building infrastructure services, with an expertise in the design, installation and maintenance of HVAC and mechanical, electrical, and plumbing systems for a diversified group of commercial and institutional building owners. Limbach employs more than 1,400 employees in 14 offices throughout the United States. The Company’s full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, position Limbach as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.

Forward-Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, revenues, expenses, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our Form 8-K/A filed on August 15, 2016, our most recent quarterly report filed on Form 10-Q filed on August 15, 2016, our registration statement on Form S-4 filed on June 10, 2016, as amended, and the proxy statement/prospectus/information statement included therein, as supplemented, and in particular any discussion of risk factors or forward-looking statements therein, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Investor Relations:

The Equity Group Inc.

Jeremy Hellman, CFA

Senior Associate

(212) 836-9626 / jhellman@equityny.com

Or

Limbach Holdings, Inc.

John T. Jordan, Jr.

Executive Vice President and Chief Financial Officer

(301) 623-4799 / john.jordan@limbachinc.com

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